As Filed with the Securities and Exchange Commission on January 25, 2000

                                                          Registration No.______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                   FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                    WORLD WIDE WIRELESS COMMUNICATIONS, INC.
                 (Name of small business issuer in its charter)

                               -----------------

         Nevada                                                      860887822
(State or jurisdiction of      (Primary Standard  Industrial       (IRS Employer
incorporation or organization)       Identification No.)      Classification Code No.)


                               DOUGLAS P. HAFFER
                          520 Third Street, Suite 101
                               Oakland, CA 94607
                                 (707) 824-4150
           (Name, Address and Telephone Number of Agent for Service)

                            -----------------------

                                   Copies to:
                             WILLIAM D. EVERS, ESQ.
                            Evers & Hendrickson, LLP
                           155 Montgomery, 12th Floor
                            San Francisco, CA 94104
               Phone No.: (415) 772-8129 Fax No.: (415) 772-8101

                              -------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a  post-effective  amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a  post-effective  amendment filed pursuant to Rule 462
(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. / /

                        CALCULATION OF REGISTRATION FEE

  Title of each class of
    securities to be        Amount to be       Proposed maximum            Proposed maximum              Amount of
       registered            registered     offering price per unit    aggregate offering price      registration fee
-----------------------------------------------------------------------------------------------------------------------
  Common, $ .001 par
       per share             8,362,000              $1.62                     $13,546,440                  $4,000
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities  Act"),  solely for purposes of calculating the registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

                                   Initial Public Offering Prospectus
                                   Subject to Completion, Dated January 25, 2000


                              World Wide Wireless
                              Communications, Inc.

                        4,000,000 shares of common stock


         This is our initial public offering. The initial offering price is $1.62 per share. Our shares are not listed on Nasdaq or any exchange. Some of our shares are traded on the OTC Bulletin Board under the trading symbol WLGS.


                             ----------------------

                  Investing in our common stock involves risks.

                     See "Risk Factors" beginning on page 5.

                             ----------------------


                                                          Per Share     Total
                                                          ---------     -----

Public Offering Price (1) ..........................      $    1.62   $6,480,000

Underwriting Discounts and Commissions (2) .........      $    0.194  $  777,600

Proceeds to company before expenses (3) ............      $    1.42   $5,702,400


(1) We are registering and selling 4,000,000 shares of common stock on behalf of our company. We will also register another 4,362,000 shares of common stock for existing shareholders with "piggy-back" rights. We will not sell the 4,362,000 shares owned by the existing shareholders with piggy-backed rights.

(2) Our shares will initially be sold through our executive officers who will not receive commissions and who will be registered as sales representative where required. We currently do not have a broker-dealer involved with the sale of our shares; however, we anticipate obtaining a broker-dealer to sell our shares on a best efforts basis. We anticipate paying a broker-dealer a commission of up to 12% . See "Summary of Offering" and "Plan of Distribution."

(3) Before deducting estimated expenses of $25,000, including registration fees and other offering costs, in addition to legal and accounting fees.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is _________, 2000

                               TABLE OF CONTENTS
                                                Page                                           Page
                                                ----                                           ----
Reference Data                                   2      Management                              25
Prospectus Summary                               3      Executive Compensation                  27
Summary of Financial Data                        4      Principal Shareholders                  28
Risk Factors                                     5      Certain Transactions                    28
Forward-Looking Statements                       8      Description of Common Stock             29
Dividend Policy                                  9      Plan of Distribution                    30
Use of Proceeds                                  9      Legal Matters                           31
Capitalization                                   10     Experts                                 31
Dilution                                         11     Additional Information                  31
Management's Discussion and Analysis             12     Financial Statements                   32-43
Business                                         13


         Until 90 days after the effective date of this prospectus all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                 REFERENCE DATA

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to this offering. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. We will be subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") upon the filing of the SB-2 and the Form 8-A. We will provide our shareholders with quarterly annual reports containing financial statements audited by an independent public accounting firm after the end of its fiscal year. Our fiscal year ends on September 30. In addition, we will send shareholders quarterly reports with unaudited financial information for the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

                    World Wide Wireless Communications, Inc.

         We are engaged in the development and provision of high-speed wireless internet service domestically in the United States and internationally. We are also developing a new generation of chipset technology, named VDMA (Virtual Division Multiple Access) which we expect will significantly enhance wireless communications in the future.

         We are incorporated under the laws of the State of Nevada. Our offices are located at 520 Third Street, Suite 101, Oakland, CA 94607. Our telephone number is (510) 839-6100.

                            Summary of the offering

Type of security  ......................  Common stock

Common stock registered by company .....  We   are   registering   and   selling
                                          4,000,000  shares of  common  stock on
                                          behalf  of our  company.  We will also
                                          register  another  4,362,000 shares of
                                          common stock for existing shareholders
                                          with "piggy-back"  rights. We will not
                                          sell the 4,362,000 shares owned by the
                                          existing       shareholders       with
                                          piggy-backed rights.

Common stock outstanding before
this offering ..........................  71,183,943 shares

Common stock offered for sale
by our company in this offering ........  4,000,000 shares

Common stock to be outstanding after
this offering ..........................  75,183,943 shares

Use of proceeds  .......................  For  expansion  of  our  sales  force, marketing and distribution activities,
                                          expansion  of both  our  domestic  and
                                          international business operations, for
                                          acquiring  spectrum,  and for  general
                                          corporate   purposes.   See   "Use  of
                                          Proceeds" for more information.

         Our common stock is being offered on a "best efforts" basis. There is no minimum number of shares that must be sold. There can be no assurance that all of the shares offered will be sold. Accordingly, investors will bear the risk that we will accept subscriptions for less than 4,000,000 share and then be unable to successfully complete all of the anticipated uses of the proceeds of this offering as expected. If fewer than 4,000,000 shares are sold, our business, financial condition, and results of operations could be adversely affected. No officer, director, or employee has agreed to loan us funds in the event we sell less than 4,000,000 shares.

         Funds from this offering will not be placed in an escrow or trust account and will be available for use as the funds are received. The minimum investment per shareholder is $1,620 (1,000 shares). There is no maximum investment per shareholder.

         Our shares will initially be sold through our executive officers who will not receive commissions and who will be registered as sales representative where required. We currently do not have a broker-dealer involved with the sale of our shares; however, we anticipate obtaining a broker-dealer to sell our shares on a best efforts basis. We anticipate paying a broker-dealer a commission of up to 12%.

         This offering will begin as of the effective date of this prospectus and continue for twelve (24) months or such earlier date as we may terminate the offering. If this offering terminates, all subscription payments that we have not accepted will be promptly returned.


                           SUMMARY OF FINANCIAL DATA

         The summary financial data for the years ended September 30, 1998 and 1999 have been derived from the Financial Statements and Notes to Financial Statements, audited by Reuben E. Price & Co., San Francisco, independent auditors. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                  Year Ended    Year Ended     Cumulative
                                                               from inception
                               Sept. 30, 1998  Sept. 30, 1999  on Sept. 1, 1994
                                                               through Sept.
                                                               30, 1999
                                  (audited)      (audited)     (unaudited)
                                  ---------      ---------     -----------

Statements of Income Data:
Revenue                         $         0     $         0     $         0

Gen & Adm. expenses                (312,361)     (2,358,774)     (5,955,889)
   Total operating expenses        (312,361)     (2,358,774)     (5,995,889)
                                   --------      ----------      ----------

Operating loss                     (312,361)     (2,358,774)     (5,955,889)
   Other income                       6,701              (0)          6,701
                                   --------      ----------      ----------

Net loss                           (305,660)     (2,358,774)     (5,949,188)

                                  RISK FACTORS

         You should carefully consider the following risks before you decide to buy our common stock.

We have a history of losses and there is significant doubt about our ability to continue as a going concern

         We are a development stage company and our revenues for the foreseeable future will not be sufficient to attain profitability. Our auditors have stated in their report for the period ended September 30, 1999 that our recurring losses, our working capital deficiency and our inability to pay debt on a current basis, raise significant doubt as to our ability to continue as a going concern. Our losses are attributable to the lack of a sufficient subscriber base to enable us to cover our ongoing programming, licensing, development and other costs. We expect to continue to experience losses from operations while we develop and expand our wireless internet service system and other technologies.

We will need additional financing

         Our ability to continue as a going concern, and the growth of our business, will require substantial investment on a continuing basis to finance capital expenditures and related expenses. Although we believe that the proceeds from this offering, together with nominal funds expected to be generated from operations will be sufficient to finance our working capital requirements for at least twelve months following completion of this offering, there can be no assurances that we will generate sufficient funds from this offering to fund our operations. We do not have a bank line of credit and there can be no assurance that any required or desired financing will be available through bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. To the extent that future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of Common Stock.

This is a best efforts offering and we may not sell all of our shares

         Our common stock is being offered on a "best efforts" basis. We do not know how many of the shares offered will be sold. Therefore, investors will bear the risk that we will accept subscriptions for a nominal number of shares and then be unable to exist as a going concern or accomplish our plans as discussed in the Use of Proceeds section below. If no shares, or a nominal number of shares are sold, our financial condition and our ability to continue as a going concern could suffer.

As a new investor you will experience immediate and substantial dilution

         If you purchase our common stock in this offering, you will experience immediate and substantial dilution of $1.52 per share in pro forma net tangible book value based on our book value as of September 30, 1999 assuming all 4,000,000 shares are sold.

We do not intend to pay dividends, and you will not receive funds without selling shares and you may lose the entire amount of your investment

         We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We further cannot assure you that you will receive a return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

We arbitrarily determined the purchase price of our shares and the trading price of our shares on the Over-the-Counter Bulletin Board may decline below the price at which you are purchasing shares in this offering

         We arbitrarily determined the purchase price of our shares in this offering. The price of the shares offered herein bears no relationship to the assets, book value, or net worth of our company. This is our initial public offering. Currently, some of our shares that we originally sold as restricted securities in private placement offerings are now trading on the
Over-the-Counter Bulletin Board under the symbol WLGS. The price of the securities offered herein may bear no relationship to trading price of our shares traded on the Over-the-Counter Bulletin Board.

Our stock may not meet the requirements to continue to be listed on the Over-the-Counter Bulletin Board

         This  is our  initial  public  offering.  Some  of our  shares  that we initially sold as restricted securities are now freely trading on the Over-the-counter Bulletin Board under the symbol WLGS. The Securities and Exchange Commission now requires that any company who's stock is trading on the Over-the-Counter Bulletin Board apply to be registered as a reporting company and file annual and quarterly reports on a regular basis. We have applied to be registered as a reporting company; however, the Securities and Exchange Commission has not yet approved our application.

Penny stock rules will make it more difficult for you to sell your shares and will probably reduce the value that you receive for your shares

         Our stock will be subject to the penny stock rules. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the consumer with current bid and offer quotations for the penny stock, the compensation of the broker dealer and its salesperson in the transaction and the monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market and investors in this offering may find it more difficult to sell their securities.

Technological change may render our services obsolete

         The Internet services that we provide are subject to rapid technological change, changes in customer requirements, frequent new product introductions and evolving industry standards that may render existing services and products obsolete. As a result, any position that we may achieve initially in its marketplace may be eroded rapidly by product advancements by competitors.

Our competitors enjoy a greater market presence and possess substantially greater technical, financial and marketing resources

         Our competitors enjoy a greater market presence and possess substantially greater technical, financial and marketing resources. Moreover, the influx of new market entrants is expected to continue in this market to meet the growing demand for information technology and communications services and products. We believe that such factors as shifting consumer demand and the rapid pace of technological advance will intensify competition and result in continual pressures to reduce prices, enhance services and products and develop and exploit new technology.

We intend to expand our international sales efforts but do not have substantial experience in international markets

         We intend to expand our international sales efforts in the future. We have very limited experience in marketing, selling and supporting our products and services abroad. If we are unable to grow our international operations successfully and in a timely manner, our business and operating results could be seriously harmed. In addition, doing business internationally involves greater expense and many additional risks, particularly:

     * unexpected changes in regulatory requirements, taxes, trade laws and tariffs

     *   differing intellectual property rights

     *   differing  labor   regulations

     *   unexpected changes in regulatory requirements

     * changes in a specific country's or region's political or economic conditions

     *   greater difficulty in staffing and managing foreign operations, and

     *   fluctuating exchange rates.

         We plan to expand our international operations in the near future, and this will require a significant amount of attention from our management and substantial financial resources.

Governmental regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our services or increase our cost of doing business

         It is possible that Internet laws and regulations in the United States and foreign countries may be changed in the future. Any changes in the existing laws may have a material affect on our ability to operate at a profit. The range of such governmental changes cannot be predicted, but may possibly include:

     * changes that directly or indirectly affect the regulatory status of Internet services;

     * changes that affect telecommunications costs, including the application of access charges to Internet services;

     * changes increase the likelihood or scope of competition from regional telephone companies

         Certain  other  legislative   initiatives  including  the  taxation  of
Internet services could also substantially harm our business. We cannot predict the impact that future laws and regulations may have on its business.

We may have liability for Internet content

         The imposition upon Internet access providers of potential liability for information carried on or disseminated through their systems could require us to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources. The increased attention focused upon liability issues as a result of these lawsuits and legislative actions and proposals could impact the growth of Internet services. Moreover, any costs not covered by our general insurance policy could have a material adverse effect on our business.

We are dependent on the services of key individuals and the loss of any of these individuals could significantly affect our ability to operate our business

         Our development and success is significantly dependent upon Douglas P. Haffer, Chairman, President and Chief Executive Officer; Wayne Caldwell, Vice President and General Counsel; and Dana Miller, Vice President and Director of Licensing and Systems Expansion. We do not currently have key man insurance any of these officers.

Our frequency lease agreements may be terminated if we default on payments

         We are dependent on lease agreements with third parties for our wireless frequencies. If we were to default on lease payments, then the agreements could canceled at the option of the third parties.

Our frequency licenses must be renewed every 10 years by the government, and the government could decide not to renew our licenses if we violate FCC rules or policies.

         Our FCC licenses must be renewed every 10 years and there is no automatic renewal for such licenses. Moreover, our licenses are subject to cancellation for violations of the Communications Act of 1934, as amended, or the FCC's rules and policies. Cancellation of our licenses would have a material adverse effect on our operations.

Other companies may have rights to use our name

         A company in New Hampshire named World Wide Wireless, Inc. and a company in Delaware named World Wide Wireless Web Corp., are currently using names similar to our name. They could challenge our rights to use our name or possibly claim infringement. We have not registered our name with as a Servicemark with the United States Patent and Trademark Office. If we are forced to defend our rights to use the name, we could incur substantial litigation costs. Moreover, if our Servicemark is denied or litigation were to result in an unfavorable outcome, then we could lose a substantial part of the goodwill that we have developed by using our name.

Other companies may have rights to use our VDMA technology

         We have received a Notice of Allowance of our claim of patent for our "VDMA" technology - Virtual Division Multiple Access--communications chipsets, which in their ultimate form, could virtually eliminate the need for repeater-infrastructure costs. However, other parties, currently unknown, could emerge and try to claim rights in our VDMA technology. If we are forced to defend our rights, we could incur substantial litigation costs. Moreover, if litigation were to result in an unfavorable outcome, then our future growth and profits could be harmed.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discusses in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk factors section beginning on page 5 of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We further cannot assure you that you will receive a return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

                                USE OF PROCEEDS

         The net proceeds from the sale of the common stock (after deducting underwriting discounts and other expenses, if applicable) are estimated to be approximately $5,702,400. The net proceeds have been calculated using an initial public offering price of $1.62. We expect to use the net proceeds from this offering over a 12 month period in approximately following amounts and percentages:

                                                                  Percentage of
                                                      Amount       Net Proceeds
Expansion of Mt. Diablo, Ukiah, Santa Fe,
Grand Rapids and San Marcos (1) ................     $1,368,576        24%
Initiate Internet Access (2) ...................     $  456,192        08%
Argentina Operations (3) .......................     $1,881,792        33%
Brazilian Operations  (4) ......................     $  912,384        16%
Repayment of indebtedness (5) ..................     $  741,312        13%
Working Capital (6) ............................     $  342,144        06%
                                                     ----------       ---
                                                     $5,702,400       100%

(1) To expand the Mount Diablo, Ukiah, Santa Fe, Grand Rapids and San Marcos systems through the purchase of digital compression equipment in order to digitize the system and to add additional subscribers through marketing and advertising and the upgrading of available services. The amounts allocated to the expansion include the hiring of additional installers and repair personnel as well as anticipated installation costs.

(2) To initiate and expand Internet access services through the acquisition of Internet backbone connections, the purchase of telecommunications equipment and outsource services, for marketing, advertising and promotion and for the hiring of technical support personnel.

(3) The amounts allocated to the expansion includes acquiring spectrum, purchasing equipment, the hiring of additional installers and repair personnel as well as anticipated installation costs and general working capital.

(4) The amounts allocated to the expansion includes acquiring spectrum, purchasing equipment, the hiring of additional installers and repair personnel as well as anticipated installation costs and general working capital.

(5)      Consist of the  repayment of  approximately  $741,312 of principal  and
         interest  on  the  outstanding   Company  promissory  notes  issued  in
         connection with the loan from Credit Bancorp.

(6) Proceeds allocated to working capital will be used to fund general operations of the Company.

         The above listed use of proceeds represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of its business operations, its current plans and current economic conditions. Future events, including the problems, delays, expenses and complications frequently encountered by early stage companies as well as changes in regulatory, political and competitive conditions affecting our business and the success or lack thereof of our marketing efforts, may make shifts in the allocation of funds necessary or desirable. Prior to expenditure, the net proceeds will be invested in short-term interest bearing investment grade securities or money market funds.


                                 CAPITALIZATION


         The following table sets forth the existing capitalization of our company, and the pro forma capitalization as adjusted, after giving effect to the issuance at closing of 4,000,000 shares of common stock offered in this placement net of broker-dealer commissions of 12% but before selling expenses estimated at $25,000:

                                                                     Pro Forma
                                                     Sept 30         As of Sept.
                                                      1999            30 1999
                                                      ----            -------
Indebtedness:
Long-term indebtedness .........................   $    328,000    $    328,000

Stockholders' Equity:

Preferred Stock, No shares authorized: .........           0.00            0.00

Common Stock, no par value per share,
     100,000,000 shares authorized:

        Common shares issued and outstanding
        of 71,183,943 before the offering and
        75,183,943 after the offering

        Paid-in -capital .......................         71,184          75,184

        Additional paid-in-capital .............      6,185,656      12,665,656

Accumulated deficit ............................     (5,949,188)     (5,949,188)


Total Stockholders' Equity .....................   $    653,652    $  7,119,652

                                    DILUTION

Unrealized Gain to Insiders

         Our present common stock holders acquired their shares at a cost substantially below the price at which the shares are being offered in this offering. Investors purchasing the shares in this offering will, therefore, incur an immediate and substantial dilution of their investment insofar as it relates to the resulting net tangible book value of our company after completion of the offering.

         The net tangible book value of our company as of September 1999 was $.0089 per share. "Net tangible book value" per share represents the total tangible assets of our company less total liabilities divided by the number of shares outstanding of common stock. Under the above assumptions, on a pro forma basis the net tangible book value of our company after the offering will be $.0949 per share. This represents an immediate dilution in net tangible book value per share of $1.52 if the entire offering is sold to new investors purchasing shares at $1.62 per share.

         The following table illustrates the per share dilution that you will experience on a pro forma basis as if all 4,000,000 shares offered herein were outstanding as of September 30, 1999:

         Offering price per share                                 $1.6200

         Net tangible book value after sales of common shares     $ .0949
                                                                  -------
         Dilution to purchasers of shares                         $ 1.520

         This information is based on pro forma shares outstanding on September 30, 1999 (See, "Principle Shareholders") and excludes 3,200,000 shares of common stock that we currently have reserved for issuance pursuant to our 1999 Stock Incentive Plan.

         The following table illustrates the per share dilution that you will experience on a pro forma basis as if all 4,000,000 shares offered herein were outstanding as of September 30, 1999 and assuming that all 3,200,000 shares reserved for our Incentive Stock Plan are issued.

         Offering price per share                                  $1.6200

         Net tangible book value after sales of common shares      $ .0908
                                                                   -------
         Dilution to purchasers of shares                          $ 1.529

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following should be read in conjunction with the "Risk Factor" starting on page 5 of this prospectus and the "Financial Statements" and the Notes thereto.

                             Results of Operations


Fiscal Years Ended September 30, 1999 and 1998

         We did not generate any subscription revenues by providing wireless cable services during fiscal 1998 and 1999 respectively. We did not have enough subscribers in either period to generate revenues sufficient to cover our operating expenses which totaled $312,361 and $2,305,118, respectively, in fiscal 1998 and 1999. Our operating expenses included service costs, programming and license fees, general and administrative expenses, and certain acquisition expenses resulting from the acquiring spectrum.

         During 1998 and 1999, we experienced continuing cash shortages due to an insufficient subscriber base. The resulting cash shortages rendered us unable to advertise and aggressively promote our services.

         During fiscal 1999, we issued and agreed to issue options exercisable to purchase an aggregate of 3.2 million shares of Common Stock of which none were exercised. We also issued 19,303,950 common shares in exchange for $2,535,862 and 4,538,000 common shares for services valued at $615,996.

         We believe that all of the above transactions were in our best interests to enter into because without the various loans and sales of restricted shares below market, we would not have been able to fund our operations.

                                    BUSINESS

Mission Statement

         1. Acquire radio spectrum internationally for the purposes of providing high speed, fixed wireless, broadband Internet and related services on a global scale to the largest number of possible business and individual users.

         2. Provide most modern, efficient, high speed service at lowest infrastructure and subscriber costs throughout the United States and the rest of the world in order to assure that the benefits of such enhanced internet service reach the largest number of potential users.

         3. Generate revenues in excess of market average to provide positive return on investment to our investors and partners.

         4. Contribute to the economic and social progress of the nations in which we will operate, including free high-speed wireless Internet service to a certain number of public schools and other similar organizations.

         5.       License  or  otherwise   transfer,   the  development  of  our
                  proprietary VDMA chipset technology to substantially enhance portable telephony services.

--------------------------------------------------------------------------------

Corporate Objectives

         We have developed a series of strategies to fulfill our goals.

         We have embarked on an aggressive strategy of acquiring radio frequency spectrum in the 2.1 to 5.0 GHz range throughout the United States and more particularly, internationally. Within the United States, we have expanded our control of Federal Communications Commission-licensed MMDS/ITFS frequencies from three locations in May, 1998 (Concord [San Francisco East Bay], California; San Marcos [Northern San Diego County], California; and South Bend, Indiana) by the addition of forty new locations in March, 1999. Of the new locations, eight are available for immediate development. In addition, we have embarked on a program to acquire control of similar frequencies in other countries. For example, we have acquired the rights to licenses throughout Ghana, West Africa and for eight of the largest cities in Argentina. We have also applied for licensed frequencies in the Czech Republic and Germany and are actively negotiating for other licenses in at least a dozen other countries throughout the world.

         Our approach to the provision of high speed, broadband, fixed wireless internet service will make our service available to a broader customer base than is possible with certain other fixed wireless services. By concentrating on the acquisition of relatively low-frequency spectrum, we can provide service over a substantially larger market of customers (with enhanced propagation properties) and for substantially lower cost than can be offered by higher-frequency LMDS-type fixed wireless services. It is our belief that the band width and speed of our service will meet the requirements of at least 90% of the potential high-speed wireless internet customer base, and we hope to be able to provide this service more economically and with greater reliability than our competition. In the international market, we should be able to provide a quantum leap in the quality of internet service beyond that which currently exists and at a price point similar to that being charged by providers of the current substandard service.

         The relative low-cost of constructing the wireless MMDS system, and its relatively low maintenance cost, may allow us to generate greater than average profits. Moreover, we expect relatively minor competitive price pressures during the first phase of our operations.

         As part of our corporate philosophy in our expansion into international markets, we have developed a plan to provide the benefits of high-speed broadband Internet service to the broadest segment of the local communities. In addition, we plan to provide free connections to a number of locations, principally public schools and similar facilities in more economically challenged parts of our service areas. Our philosophy includes a deeply-held belief that one of the necessities of the information-revolution is to assure that the benefits of this new information age are enjoyed by the broadest possible cross-section of the population.

         We have received a Notice of Allowance of our claim of patent for our "VDMA" technology - Virtual Division Multiple Access - communications chipsets, which in their ultimate form, could virtually eliminate the need for repeater-infrastructure costs. Even in "sleep" mode, every VDMA telephone handset could serve as a mobile, low-power repeater site, and each unit in the "field" could facilitate the operation of the entire local network within a radius of 10-20 miles. We intend to license or transfer our patent, upon its formal issuance, to third party developers with certain reversionary and royalty rights included.

Service Overview

         We will focus our sales and marketing efforts initially by providing our high-speed service to small and medium sized businesses. As a secondary target, we will also direct our efforts to specific individual users, including "early-adopters", educators, and government officials. In addition to basic service, we intend to offer a variety of network integration and value added services that may vary from nation to nation. We also intend to offer, in some locations, e-commerce opportunities either alone or with joint marketing agreements with local or international retail establishments.

         The Internet service that we will provide is alternatively known as the "Last Mile" or the "First Mile" service" In essence, the use of MMDS-type frequencies will allow us to provide broadband, high-speed Internet service to our customers without the requirement that those customers be "wired" to any system. Without incurring the expense of connecting customers physically with cable, fiber, or other enhanced telephone connections, we can offer the speed and dependability of such enhanced "wired" connectivity at a fraction of the infrastructure costs.

         Nearly all business and residential users with dial-up access have experienced the frustration of the "World Wide Wait." This is especially true in countries where the telephonic infrastructure is copper-wire based and already at capacity. Retrieving or downloading web pages and files can be a very-time consuming task and lost connections are frequent. Our system can provide a dramatic solution as illustrated by the following comparisons of typical download times
--------------------------------------------------------------------------------
Connection        Speed     Approx Time to           Approx Time to
                            Download Web Page        Download  Software  File
                            (60KK)                   (10MB)
--------------------------------------------------------------------------------
Modem            28.8kbps    30 sec                  1hr 23 min
--------------------------------------------------------------------------------
Modem            56.6kbps    16 sec                  48 min
--------------------------------------------------------------------------------
ISDN             128kbps     6 sec                   18 min
--------------------------------------------------------------------------------
World Wide
Wireless         1 Mbps      1 sec                   2.3 min
--------------------------------------------------------------------------------
World Wide
Wireless         9 Mbps      1/10 sec                16 sec
--------------------------------------------------------------------------------


         According to the Wireless Communications Association (WCA) there is a general consensus that those companies that wish to develop and flourish in the wireless industry must join in the "Race for Spectrum" or wither. We have determined to jump headlong into the race. At the same time the attention of most nontraditional telecommunications companies was directed toward LMDS, we, like our friends at Sprint and

MCI WorldCom, decided to concentrate on the acquisition of MMDS and similar frequency spectrum. Since Sprint and WorldCom entered the United States domestic MMDS markets with both feet, and because we had previously determined that the major growth of the Internet will be international, we began our acquisition of spectrum in Europe, Africa, Latin America and elsewhere.

         We believe that international markets offer enormous potential for growth. Throughout the world, the Internet has become the new buzzword. But in many countries - even countries considered to be developed and especially in developing countries - the combination of obsolete equipment and newly privatized systems provide us with great opportunity. The technology we employ allows countries such as the Czech Republic, Ghana, Argentina and others to establish an up-to-date, high speed, broadband wireless Internet system equal to any on the most developed nations with very little infrastructural costs. The same will be true in the many other countries throughout Asia, Latin America, the Middle East and Europe in which we are actively seeking spectra.

Marketing Overview

         Because of the variety of potential locations for our services, we will create individualized marketing programs for each location. Likely marketing strategies include entering into contractual arrangements and commercial agreements with local Internet service providers (ISPs) (although we may act as an ISP as well), integrators of IT services, long distance carriers, credit card companies, and leading local networking firms in the targeted markets. As noted, we believe that our enhanced connectivity will be particularly attractive to purveyors of e-commerce and would expect a substantial number of joint marketing and similar agreements with those entities.

         Overall, the marketing emphasis will be the providing of substantially enhanced high-speed service at an affordable price. The ability to "throttle" the speed of the service offered to users will enable the Company to provide a variable degree of service to its customers, at different price points, depending on their specific needs.

         In addition to marketing the connectivity to end users, we expect that the establishment of marketing relationships with major e-commerce providers will play a major role in the expansion of its services. It is anticipated that in the course of the next several years, revenue sharing arrangements with such e-commerce entities - for example, providing high speed connections to premium customers in exchange for commission or similar fees - may occupy an increasing share of our revenue stream. In any event, the pent-up demand for e-commerce throughout the world will be a significant factor in the growth potential of our company.

Technical Capabilities

         The Company's chosen wireless technology relies on patented and unique designs developed over the past decade. The equipment itself is manufactured by an increasing number of third-party vendors and acquired by us "off-the-shelf." Each location must be specifically engineered based upon topography, tower location, neighboring licenses, etc. and the transmitting and receiving equipment must be modified accordingly.

         Despite the idiosyncrasies of each individual location, our system can be deployed economically as compared to other broadband radio technologies. It can be set-up within a matter of weeks, and it uses a licensed frequency and a relatively small amount of bandwidth. Moreover, the system can be throttled, or restricted, to provide variable speeds from as low as 64 kbbs to as high as 9 Mbps which represents speeds more than 150 times the speeds associated with the fastest dial up modems. (See Table under "Service Overview"). These services can be provided to thousands of users within a radius of from 20 to 50 kilometers (and in some cases even greater) by a single compact antenna.

         The system can function both for downloading and uploading ("two way") which is the mode under which the system will provide optimum service to the customers. The United States Federal Communications Commission has still not issued its final "two way" rules but certain systems are currently operating in bi-directional mode in the United States under special licenses. Other two-ways systems are operating in Canada and elsewhere and there are no impediments to two way service foreseen currently in countries like Argentina and Ghana or in the near future in the United States.

         Briefly (and non-technically) the system works as follows. The Company establishes a Network Operations Center (NOC) into which high-capacity data transmission lines feed. The NOC may be located at the base of the Company's transmission tower or, when such towers are located on hilltops distant from other buildings, within direct line-of-sight of the tower. The data received via telephone lines are converted to radio signals and transmitted to the Company's tower site from the NOC. The signals then are transmitted to the Company's customers using a point-to-multipoint distribution system. Under current technology, the Company's customers must be located in line of sight of the transmission tower, although there have been reports from significant hardware developers including Cisco Systems that this limitation may shortly be mitigated.

         In a recent issue of Business Week  magazine  (January 24, 2000 at page
172) a Table of Comparison of various on-line services was published.

--------------------------------------------------------------------------------
Service        Cost/Mo,     Max Speed*   Pros                Cons
--------------------------------------------------------------------------------
Conventional
Telephone     $0-21.95        56 kbbs    Cheap, available   Low   speed,    busy
                                         everywhere         signals  Cable
--------------------------------------------------------------------------------
Modem         $30-60          1 Mbps     Fast, always on,   Shared platform
                                         most widely        means slower service
                                         available          during  peak  online
                                         broadband          hours.   Easier  for
                                         technology         hackers  to
                                                            infiltrate
--------------------------------------------------------------------------------
DSL           $30-50          800 kbps   Dedicated line.    You   have  to  live
                                         Consistently       near a phone company
                                         fast, higher       switching    station
                                         security
--------------------------------------------------------------------------------
Satellite     $30-130         400 kbps   Fast, dependable,  Currently high speed
                                         wireless           is   for   receiving
                                                            data  only;  uploads
                                                            move    at    slower
                                                            speeds   over  phone
                                                            lines; not always on
--------------------------------------------------------------------------------
Microwave     $149-1,400      1.4 Mbps   Fast, dependable,  Some        versions
[including                               wireless,          require    unimpeded
MMDS and                                 always on          line of  sight  to a
ITFS]                                                       base    station
--------------------------------------------------------------------------------

* Download speed As can be seen from the Business Week chart, microwave service (which includes the frequencies the Company employs) is the fastest, most dependable "always on" wireless service available.

Valuation and Projections

         In April, 1999 Holt Media Group, an independent appraiser of companies in the television, radio, and telecommunications industry, appraised the Company's then current value for the combined Internet and VDMA operations at $80 million. The Company's future value was appraised at $350 million. This appraisal occurred before the Company secured rights to frequencies in Ghana and Argentina.

         According to opportunities and requirements for the Company and based on what the Company believes are sound business assumptions, management's revenue projections for the fiscal year 2000 are projected to the $14,438,000 and are anticipated to increase to in excess of $571,923,000 by 2003. Projected profits are anticipated to be $ $3,596,000for fiscal year 2000, rising to in excess of $ 202,000,000 in fiscal 2003. To accomplish these goals, management has developed a clearly articulated and well-defined business plan. To implement the plan, the Company will require an additional 50 to 100 million dollars in equity capital.


THE COMPANY

         In February of 1997, Worldwide Wireless, Inc. (WWW) was formed to coordinate the operations of TSI Technologies, Inc. (TSI) and National Micro Vision Systems, Inc. (NMVS). Its purpose was to complete the development of its patented advanced digital wireless telephone and network designs and to finance, manufacture, and market these units and systems. TSI was the research and development company formed for the purpose of creating and developing the VDMA microchip set. NMVS was formed to operate a network of wireless Internet sites. In April of 1998, Upland Properties Inc. (UPPI) acquired for stock WWW, TSI and NMVS and said companies transferred their assets to Upland Properties, Inc. Upland (then trading under the symbol of "UPPI") then changed its name to World Wide Wireless Communications, Inc. and is trading OTC under the symbol WLGS.

         The activities of the Company are currently divided into three divisions. The first is the acquisition of radio-frequency spectrum both within the United States and more especially internationally. The second is the development of the spectrum that the Company now controls or subsequently acquires. The third division is the development and preparation for licensing the Company's proprietary VDMA chipset technology.

Acquisition of Spectrum

--------------------------------------------------------------------------------
         The acquisition of licensed frequency, of spectrum over which the Company can transmit its high speed, broadband fixed wireless internet service, is the critical first step in preparing for the Company's ultimate potential and in assuring its ability to grow beyond its current operations. Spectrum is the raw material that a wireless company requires and its prompt acquisition at reasonable cost is critical to the fulfillment of the Company's goals and vision.
--------------------------------------------------------------------------------

The Company has determined that its primary target for acquisition of spectrum will be in the MMDS frequency range within the United States (2.5GHz to 3.0Ghz approximately) and in similar frequency ranges up to around 5.0Ghz internationally. It is within these frequency ranges the Company believes that it will be able to provide the highest quality, broadest band, and fastest service and the most reasonable costs to the largest number of potential customers. By positioning itself to provide enhanced connectivity to the largest number of people the Company believes that it will play a significant role in the expansion of this remarkable technological development in both the short and long term.


         Prior to 1999, the Company controlled MMDS and ITFS licenses in only three locations - the East Bay region of San Francisco, northern San Diego County, California, and South Bend, Indiana. Since the
beginning of 1999, the Company has acquired  rights -- either through  long-term leases with options to purchase or outright purchases - to a growing amount of spectrum both in the United States and elsewhere. As of the date of this Plan, the Company leases, owns, or possesses reversionary rights to licensed frequencies in the following locations:

--------------------------------------------------------------------------------
Location                                            State/Country
--------------------------------------------------------------------------------
Grand Rapids                                        Michigan
--------------------------------------------------------------------------------
Vail                                                Colorado
--------------------------------------------------------------------------------
Aspen                                               Colorado
--------------------------------------------------------------------------------
Key West                                            Florida
--------------------------------------------------------------------------------
Ukiah                                               California
--------------------------------------------------------------------------------
La Grande                                           Oregon
--------------------------------------------------------------------------------
Pierre                                              South Dakota
--------------------------------------------------------------------------------
Casper                                              Wyoming
--------------------------------------------------------------------------------
Entire nation of Ghana, West Africa                 Ghana, West Africa
--------------------------------------------------------------------------------
Buenos Aires                                        Argentina
--------------------------------------------------------------------------------
Rosario                                             Argentina
--------------------------------------------------------------------------------
Santa Fe                                            Argentina
--------------------------------------------------------------------------------
Corrientes                                          Argentina
--------------------------------------------------------------------------------
Mendoza                                             Argentina
--------------------------------------------------------------------------------
Neuquen                                             Argentina
--------------------------------------------------------------------------------
Cordoba                                             Argentina
--------------------------------------------------------------------------------
Bahia Blanca                                        Argentina
--------------------------------------------------------------------------------

         In addition, the Company has acquired reversionary rights to frequency spectrum leases expiring in an additional 32 United States cities over the next several years that will permit the Company to lease or acquire those licenses for its own use. In addition, the Company is currently negotiating for the acquisition of additional spectrum in at least fifteen other countries throughout the world.

         The move to high-speed, broadband Internet service is inexorable and inevitable. In the United States, DSL service is available from many telephone companies and most cable television companies are, or soon will be, offering high speed Internet services as well. But the majority of residences are not close enough to major trunk telephone lines to receive reliable and high speed DSL service and most businesses cannot access cable-television service. Internationally, the options are even more limited with much slower "standard" telephone-line service being the rule and many fewer "high-speed" options available. In order to participate in the expected explosive growth of this new and enhanced internet connectivity, the Company has determined that it must join this highly competitive "Race for Spectrum" and aggressively pursue this finite and increasingly valuable raw material of the industry.

Development of Spectrum

--------------------------------------------------------------------------------
As spectrum is acquired, the Company with either commence its build-out and operation on its own, join with local partners in some or all aspects of the development and operation, or form strategic alliances with other entities in the industry in connection with the use and implementation of high speed wireless services.
--------------------------------------------------------------------------------

         The Company is currently operating a single system off of Mt. Diablo in Concord, California, an area some thirty miles east of San Francisco. The license at Diablo is one of only two one channel licenses that the Company controls, with all the remaining ones being at least four channels. Revenue generating service commenced in this location in December 1999. Because the high-speed wireless component of the Diablo operations is only available in downlink mode, the Company has been aware from the outset that the operations in the Concord area would not be typical for the more conventional two way systems. However, because the Federal Communications Commission has yet to issue its final rules regarding two-way data transmission over MMDS/ITFS frequencies and because of the specific demographics within the potential Diablo footprint the Company determined to commence the limited-type of service close to its headquarters in Oakland.

         The Company will build-out its next domestic system in the small town of Ukiah, California, some ninety miles north of San Francisco, as soon as the FCC issues its final rules. Digital authorization has already been granted by the FCC for the Ukiah license, and the remaining locations to be built out initially, and the proximity of Ukiah to the corporate headquarters and the relatively compact demography and geography will provide the Company with a convenient platform to commence full bi-directional wireless service. After Ukiah, the domestic build-out program will include northern San Diego County, Palm Springs and the rest of the Coachella Valley, California, South Bend, Indiana, Grand Rapids, Michigan, Vail and Aspen, Colorado, Key West, Florida, and Pierre, South Dakota and Casper, Wyoming.

         The Company intends to commence operations in Buenos Aires, Argentina during the first four months of 2000. Preparations have commenced to secure the necessary backbone connections and transmitter locations in the Greater Buenos Aires metropolitan area, which contains more than 12 million people. Shortly thereafter, commencement of service is planned in Crdoba and Mendoza, both cities with around 2 million inhabitants. As an initial marketing approach, the Company expects to initially establish, jointly with a current retail establishment, an Internet Caf in Buenos Aires where the significantly superior nature of the service the Company will provide will be most quickly exposed to a large number of potential customers. In Argentina, the Company will operate through its majority-owned subsidiary, Infotel Argentina, S.A. We expect to be in operation in all eight cities in which we have obtained licenses within eighteen months and hope to expand the number of licenses currently owned. With the current licenses, the Company's footprint in Argentina will cover approximately 50% of the country's 33 million inhabitants.

         Also in the first third of 2000, the Company will commence service in Ghana, West Africa. A much smaller economy than Argentina, with fewer people and less computer penetration, Ghana nonetheless, along with neighboring West African nations provides the Company with significant revenue potential. Like Argentina, such public locations for service such as Internet cafes and the country's Post Office Department are likely starting places for revenue service. In addition, the stable political situation in Ghana and the continuing relatively fast-pace of economic growth bodes well for an ever-increasing demand for Internet service.

         The Company will provide no-cost connectivity to the Internet through its service to a number of the public schools in each of the countries in which it will operate. Although the criteria for selection of the schools to be provided the service will vary from country to country, each of the schools will be in economically challenged neighborhoods within the service areas. The
Company intends that such activities will assist it in establishing the universal value of efficient, high-speed, and low-cost connections to the international data network and will help integrate the Company's activities more fully into the fabric of national life.

         The Company has applied for licenses in the 3.5 GHz range in Germany and the Czech Republic. It is awaiting a definitive response on those applications. In addition, the Company is exploring additional markets in Europe
- including Portugal as well as much of Eastern Europe - for expansion of its services.

         The Company is currently in negotiations with respect to frequencies in several other countries in Latin America, Asia, Africa and Europe. The Company expects that, in the case of any future acquisition of licensed frequencies, it will either operate the systems along, do so in venture with a local entity, or transfer the licenses to third parties for significant consideration.

VDMA Chipset Technology

--------------------------------------------------------------------------------
The Company's claim for patent on its proprietary VDMA chipset technology has been allowed and once formally granted it is intended to license the further development and manufacture of the chip to a third party.
--------------------------------------------------------------------------------

         World Wide Wireless Communications (WWWC) is completing the development of its "VDMA" - Virtual Division Multiple Access - communications chipsets, which eliminates the need for repeater-infrastructure costs. Even in "sleep" mode, every VDMA telephone handset itself serves as a mobile, low-power repeater site, and each unit in the "field" facilitates the operation of the entire local network within a radius of 10-20 miles. A whole continent populated with the Company's PCS units would theoretically have no need for infrastructural support of any kind. In practice, WWWC will build widely scattered (SMSA-based) "Gateway" sites that will serve to introduce local signals into long lines, international and satellite service providers and introduce data signals into their destination networks while providing a medium for the Company's generation of an ongoing revenue stream.

         It is expected that there will be a dramatic increase in total network capacity and in individual and traffic-form capacities resulting from the use of VDMA transmission technology. This transmission technique, implemented in the chip sets that are the core of the new technology, embodies very low power transmissions along multiple routes between two mobile or stationary points on the network. The result is a "fabric" of transmission paths blanketing the entire "cell" compared to the "hub and spoke" transmissions between the central node and the multiple users of a traditional cellular system. The multiplicity of routes between any two points that is possible with this "fabric" generates an aggregate capacity for the network that far exceeds a hub and spoke system, where multiple transmission paths converge on a single hub, quickly consuming the available radio frequency in the cell.

         The low transmission powers needed for the VDMA transmission method have the further potential to allow this new network technology to be overlaid on existing wireless cellular installations without interfering with existing signals in the same PCS frequency. As a result, the new technology has the potential to provide "overbuild" capacity, incremental returns on investments in frequency, and introduction of new, high-value data and non-voice services on cellular franchises already in place.

         This new technology is currently being engineered to operate in, among other frequencies, the PCS frequency bands and in so-called "free" or unlicensed frequency bands in the United States. It is readily adapted to other frequencies
- military frequencies and frequencies that may be allocated by foreign governments.

         By licensing or otherwise transferring this technology to third parties and retaining a substantial royalty interest in it, the Company will be able to concentrate on its core business while retaining the potential for a significant revenue stream.

DISCUSSION OF THE TECHNOLOGY

         The move to high-speed, broadband Internet service is inexorable and inevitable. In the United States, DSL service is available from many telephone companies and most cable television companies are, or soon will be, offering high speed Internet services as well. But the majority of residences are not close enough to major trunk telephone lines to receive reliable and high speed DSL service and most businesses cannot access cable-television service. Internationally, the options are even more limited with much slower "standard" telephone-line service being the rule and many fewer "high-speed" options available.

         In recent years, the industry has come to the realization that for a large number of end-users the most cost-efficient and technically reliable source of high-speed broadband connection is from wireless service. This realization arose from the understanding that, for numerous users, the only practical way to provide the so-called "last mile" of high-speed Internet service was by wireless. The two major forms of wireless service are Local Multipoint Distribution Service ("LMDS") and Multiple Multipoint Distribution Service ("MMDS"). LMDS operates in a relatively high frequency range from 28GHz and above. MMDS operates, in the United States, over what were formerly called wireless cable television licenses in the 2.5 to 3.0 GHz range. Internationally, these frequencies vary slightly, with the MMDS-type service being proposed for frequencies from 2.5 to 4.0 GHz while LMDS-type service is offered on frequencies similar to the United States.

         In recent months, LMDS has attracted more attention from the public than MMDS. This is despite the fact that in April 1999 Sprint and MCI WorldCom began an aggressive acquisition of MMDS licenses for the provision of last-mile services. In certain specific circumstances, LMDS is a very attractive alternative to wired services. Its major benefit is its incredible bandwidth - enough to transmit huge amounts of data at once. On the other hand, LMDS has severe limitations as well including high costs of build out, very short range (under 5 kilometers) and severe problems with interference from such things as rain, smog, etc. In the context of wireless local loops, internal wireless networks, intranets etc, LMDS would appear to have its major potential.

         MMDS, while still considered a broadband service, has less bandwidth than LMDS. Nonetheless, it has more than enough bandwidth for the great majority of potential business and residential users. On the other hand, in the United States (which allows 10 watts of power in transmitting the data) the range of MMDS is at least 50 kilometers and it is much less effected, if at all, by atmospheric and meteorological phenomena. It is also much less expensive to build-out than LMDS, in addition to the fact that, because of its greater range, fewer transmitters are required.

         Both LMDS and MMDS are transmitted over a licensed frequency that means that the data is protected from interference by other forms of radio or microwave transmitters. It is critical, therefore, that any company operating or attempting to develop a system of wireless internet over either LMDS or MMDS frequencies acquire those frequencies as quickly and as inexpensively as possible and for as many locations and as many channels/bands as possible in each location.

         Because of the limitations of LMDS' propagation properties, and because the Company believes that the more viable market for wireless high-speed services is in the small to medium size business market and residential market, it has decided to concentrate exclusively on the MMDS and other lower-frequency services. In that context, the Company has determined to, and has been actively engaged in, acquire spectrum (i.e. frequencies) in the United States and, more especially, internationally.

         Subscriber on-site hardware installation requirements for such service will include a dish antenna, site-internal wiring and an Ethernet card. Including the pro-rata share of the Company's service modem cost, the start-up expense associated with a new retail subscriber will amount to $199. The Company plans to arrange lease acquisition of this equipment, for placement at subscribers' sites. The Company will initially offer service to this specific market segment for a competitive price. This will allow equipment leases to be amortized in less than two years. Management believes than an aggressive low-price stance will effectively preempt the market, thus enabling the company to benefit from users' subsequent reluctance to change from a provider that is delivering satisfactory high-speed service.

         The Company has begun to execute its plan by installing its first Gateway on Mt. Diablo, overlooking the San Francisco Bay area. It is offering wireless Internet service that serves its subscribers with file-transfer speeds as much as 180 times faster than the 56K telephone modems now in use. This is faster compared to ISDN connections by as much as 80 times. A document file that takes 15 minutes to download via 56K modem, wasting employees' time and the company's money, can be readily available within three seconds by using the Company's Internet service.

         In its first site, in the up-scale East Bay valleys of the San Francisco Bay area, the Company plans to offer a variety of WISP (Wireless Internet Service Provider) subscription formats to reach people who live in the shadow of its Mt. Diablo transmitter. Costs to the Company, associated with the addition of each new subscriber, will vary with the format under which the new customer is added.

         Mt. Diablo's shadow falls upon many of the worlds most dynamic, rapidly growing high-technology companies, many of which already operate Intranets an maintain commercial websites. Service of these larger customers (Large-company Intranets, Commercial Websites, etc.) will be comprised of client driven, semi-customized solutions that will utilize a competitive price per computer screen, per month plus the cost of any client hardware installations at the Company's studio, as a pricing point of business segment.

         The Company expects that the uniqueness of each of its licensed areas - with distinct demographics, industrial and technological base, and other variables - preclude the Company from establishing a universal model of marketing and sales strategies for each of its current and future sites. However, it is anticipated that the Company will generate greater revenues and profits overall from its larger customers and those requiring Intranet type services.

         The Company expects to swiftly expand and commence operations using ten additional licenses to in which it currently has ownership in the United States concurrently with the commencement if operations in Argentina and Ghana. Within the United States these include the remaining MDS channels at South Bend, Indiana as well as the ITFS channels recently acquired from the Shekinah Group in, among other locations, Grand Rapids, Michigan; Key West, Florida; Vail and Aspen, Colorado; and Ukiah, California, and others. Thereafter, as rights to the reversionary interests in the remaining 31 license locations become available to the Company, it is expected that most, if not all, of these remaining licensed locations will commence revenue generating services within three or five years.

         The industry from which the present Company evolved has endured a turbulent history over the past two decades, with the initial goals and objectives of industry pioneers having been radically altered with the passage of time. Technological changes, unimaginable only twenty years ago, have completely overtaken the wireless cable industry, causing original game plans to be completely scrapped and new directions to be welcomed as the path to survival and prosperity.

         Today, it is difficult to believe that wireless cable's future was once based on the delivery of a few channels television programming to the home. Some two decades ago the wireless cable industry was founded by businessmen who thought of it as a practical and inexpensive way to deliver programming to subscribers in small markets or buildings not covered by wired cable. In the late seventies and early eighties, these markets were the small basis for the beginning of what was expected to become a major industry. Wired cable companies were expensive and unpopular, and DBS was not yet even an identifiable set of initials in the broadcasting industry. With a low entry cost and a solid FCC license, it appeared that wireless cable could not miss becoming one of the next multi-billion dollar industries.

         By the middle of the '90s wireless cable was a troubled industry with the major players buried under mountains of debt from their earlier analog expansion and the accompanying problems arising from a lack of cash to fund digital conversion. For all practical purposes, the dream of providing cable service by wireless was ended and most major players in the industry were under water in debt and without hope of salvation in the video industry. The fact that the predecessor of the Company did not incur any debt during this period and did not built out an analogy television broadcast system has helped the Company position itself better than many in the industry.

         With the purchases in Spring 1999 by MCI WorldCom and Sprint, the industry appears to have been turned away from television as a reason for being and directed toward communications for the Internet and telephony. The move out of video and into voice and data is clearly the salvation of the entire wireless cable industry.

         This is the same group of companies which led the "goldrush" in wireless cable during April, 1999 as Sprint and MCI WorldCom saw wireless as the way to get quickly into homes and businesses. All the major telco providers have backbone. The problem is actually getting into the home --what is called "the last mile." Wireless cable, with no cable to bury or wires to string, can provide virtually instant access to a home or business and can provide high-speed Internet access as well as telephone and other services.

         The advantages of utilizing the frequencies originally obtained for wireless cable as the basis for wireless Internet service are quite significant. Most obvious is the relative ease of entry since wireless cable can be deployed over-the-air rather than through massive through-ground installations costing billions and billions of dollars and taking many years to complete. Both conventional cable and telcos are faced with vast construction costs, while wireless cable can be deployed at a tiny fraction of that expense.

         The very largest businesses are connected by T-1 and T-3 high-speed services, or by other very expensive interconnection technologies. The small and medium size business market, the home-office market, and the individual seeking the fastest service at a reasonable premium over POTS (Plain Old Telephone Service), all are prospects for wireless cable. With SO/HO 256K downstream speed charges are as low as $79.00 monthly, plus telco charges, versus $600.00 and up for T-1, ISDN or ADSL, the clear advantage of wireless Internet from a cost standpoint is obvious. Very recent FCC rules changes allowing wireless upstream make the service even more seamless, and allow all billing to flow to the wireless Internet service rather than involving a telco in the return link. Essentially all that is required to connect is a small antenna along with a down-converter modem. In small and medium offices the service typically forms the basis for a LAN, which is a significant bonus in moving the client ahead from a technology standpoint. It should also be noted that only one channel is typically required, which allows future service expansion in a typical 33-channel system originally established for MMDS video service.

         The FCC approval of two-way service for wireless Internet also has a significant additional benefit since it opens up the way for Internet-based telephony business at what should prove to be a significant cost advantage over all existing methods for those customers utilizing the initial data services. "Wireless cable offers a tremendous platform for video, voice and data," says Rob Rini, a partner in the Washington communications law firm of Rini, Coran & Lacellota. "The future's quite bright because those operators have beachfront (broadcast spectrum) property."

         Specific economic circumstances largely dictate the future for individual Wireless Internet Service Providers (WISPs) since early entrants in analog service are severely disadvantaged by their initial investment in obsolete technology, and by their vastly expensive prior marketing of video services which have largely been taken over by the rush to DBS. These early leaders in wireless cable are now the least likely future success stories in wireless Internet since they are cash-poor and have had their debt downgraded to levels that make future offerings all but impossible. Some of these early companies are, of course, bankrupt and not in a position to undertake new digital adventures without complete reorganization or through acquisition such as that being undertaken by MCI WorldCom and Sprint.

         "We look on this development (the MCI WorldCom and Sprint deals) as an important validation of what the Wireless Communications Association International and its members have been trying to do to emphasize the opportunities right now in broadband wireless services," says Andrew Kreig, president of the trade group.

         "The key strength of wireless," says Kreig, is its ability "to be first to market with low-cost, high-speed data and related services in the sweet spot of small business use." In addition, the FCC is in the final stages of deliberations on whether to broaden the use of the spectrum beyond present delivery. An FCC decision could come this quarter, according to Kreig, further enhancing values.

         Following the FCC's authorization of two-way MDS and ITFS service on September 17, 1998 technical interest and activity in the field has rapidly increased. Major innovations in high-speed Internet access over wireless are being announced with increased rapidity by leading wireless interests. Using the advantages of the high-speed wireless platform, coupled with two-way service that removes the need for a telco return path, wireless is now finally catching up with its potential as a unique and flexible digital technology.

Business Location

         World Wide Wireless Communications' business headquarters is located at 520 Third Street, Oakland, California, 94607. The Company also has offices located in Concord, California and Buenos Aires, Argentina .

Regulatory Situation

         The Company intends to offer its services exclusively over licensed frequencies in each of the countries in which it operates. In the United States, for example, its frequencies are licensed the Federal Communications Commission, in Argentina, by the Comisin Nacional de Comunicaciones, and in Ghana, by the Ghana Frequency Registration and Control Board. The Company is either applying directly for licenses in certain countries or doing so jointly with local partners in others. Some countries require, for example, domestic control of any entity licensed to use radio frequency within their territory. The Company or its affiliates have obtained, or is in the process of obtaining, all required federal and state permits, licenses, and bonds to operate its facilities. There can be no assurance that the Company's will not be subject to more restrictive regulation or increased taxation by federal, state, or local agencies. In addition, each of the licenses have special requirements. Management believes that the Company is in full compliance with all applicable FCC rules, regulations, and statutes and expects to be able to comply with all such requirements in the future.

         The importance of securing licensed frequencies quickly is a significant part of the Company's plan to establish itself as a major international provider of high speed Internet connectivity. Licensed frequencies are the natural resources of the wireless industry with which a Company can expand and develop and without which a Company's potential for growth is very limited. The aggressive acquisition mode in which the Company now finds itself is the result of its strongly held conviction that the opportunities for acquisition of its desired frequency - whether directly from regulatory agencies or from third parties already in possession of it - will become increasingly difficult and more expensive over time.

                                   MANAGEMENT

        The executive  officers,  directors and key employees and consultants of our company and their ages are as follows:
        Name                                   Age     Position
        ----                                   ---     --------
        Douglas P. Haffer  . . . . . . . . . .  51     Chairman of the Board, CEO & President
        Wayne Caldwell . . . . . . . . . . . .  42     Vice President, General Counsel and Director
        Dana Miller  . . . . . . . . . . . . .  40     Vice President & Director of System Expansion
        Ramsey Sweis . . . . . . . . . . . . .  47     Director
        Robert Klien . . . . . . . . . . . . .  57     Director
        Luis Cuza  . . . . . . . . . . . . . .  56     Director of World Wide Wireless Communications, Inc.

         Douglas P. Haffer has practiced law in San Francisco, Beverly Hills, and Washington D.C. for twenty-five years. During that time he has served as general counsel and/or vice president, and on the Board of Directors, of several corporations, including Commercial Bank of San Francisco, Aca Joe Inc., Finet
Holdings Corporation, Worldwide Wireless Inc. and Uniprise Systems, Incorporated. His legal practice concentrates primarily on providing legal counseling to small or start-up businesses. In addition, a significant part of his practice contained an international aspect involving foreign investors seeking investment platforms in the United States. After initially working with San Francisco Neighborhood Legal Assistance Foundation he became managing attorney and was a member of the Board of Directors and the Executive Committee. Mr. Haffer was also a partner with Haffer & Alterman of Washington DC and San Francisco and of Chickering & Gregory before establishing his own law office in 1989. Mr. Haffer attended the University of Wisconsin, Madison from 1965 to 1969 where he received his Bachelor of Arts degree with honors with a major in Latin American history. He was elected to Phi Beta Kappa at Madison and was involved in a broad variety of on-campus activities. He then attended the Harvard Law School from which he graduated in 1972 with a Juris Doctor degree. He was admitted to the California Bar that same year and to the District of Columbia Bar in 1978. Mr. Haffer has been a lecturer and adjunct professor of law at the University of San Francisco Law School and at the Law School at the University of California at Davis. He has served as an arbitrator for the American Arbitration Association as well. He also is currently the Chairperson of the Residential Rent Arbitration Board for the City of Oakland, California, and a position he has occupied for the past three years.

         Wayne Caldwell has served as Vice President and General Counsel since November 1999. Mr. Caldwell is responsible for legal, governmental and regulatory matters. Prior to joining World Wide Wireless Communications, Inc., Mr. Caldwell was in private practice for two decades specializing in business and regulatory law. Mr. Caldwell is a graduate of Stanford University in economics and received his law degree from the University of San Francisco.

         Dana Miller was Director of Licensing and Acquisition for National Micro-Vision Systems, Inc. from 1994 to I996. He worked extensively with the Federal Communications Commission and FCC legal counsel and was responsible for compliance with all FCC regulations. Mr. Miller also coordinated acquisitions of microwave television licenses throughout the United States. He has negotiated FCC lease agreements with educational institutions and nonprofit organizations. Mr. Miller is an expert in FCC license application, FCC petition, and license acquisition and maintenance. His accomplishments include resolution of a recent long-term, complex conflict between WWWC and a second national wireless firm, freeing up WWWC for high-speed wireless Internet operations in the San Francisco metropolitan area.

         Ramsey Sweis has had extensive experience in management and in the product design industry. He has been a leader and developer of high performance teams by enabling, training and motivating team members. In the recent past he has provided computer and engineering services to General Motors and Chrysler Corporation. In connection with those activities Mr. Sweis has developed designs between engineering, prototype models, tooling and vendor sources. Mr. Sweis resides in Roseville, Michigan.

         Robert Klein's experience includes an active twenty-year career to 1992 in the securities industry handling a wide range of duties including management roles and institutional trading. For the past fifteen years a major emphasis has been placed on packaging complex transactions on behalf of corporate clients resulting in the creation and sale of marketable securities. The past five years has been spent on public company development. He has served as a director for three brokerage firms, including Yorkton Securities. He is currently a director of several public and private companies involved in resource management and light manufacturing. He has his degree in Applied Mathematics from the University of Waterloo. He has an FCSI designation from the Canadian Securities Institute.

         Luis Cuza began his professional career at AT&T, where he spent eleven years serving in a variety of technical and business support functions.
Following his tenure with AT&T, Mr. Cuza served for six years as Telecommunications Planning and Utilization Officer of the City of Los Angeles and was responsible for establishing a new Telecommunications Agency for the City, responsible for Airports, including Los Angeles International, Fire and Police. He was awarded the City's Productivity Commission Excellence Award in 1991. In 1993, Mr. Cuza became an independent telecommunications consultant to Unibanco, Brazil's third largest bank, with 480 branches. He was responsible for reengineering the bank's Technology Group, managing the implementation of new processes and technologies with an annual investment budget of $27 million, and yearly operational expenses of $30 million. In late 1994, Mr. Cuza left Unibanco to assume the position of General Manager and Executive Director of Metrophone S.A., a start-up Brazilian wireless joint venture located in the state Sao Paulo and owned by COMCAST (USA) and MCom Wireless. At Metrophone, Mr. Cuza was responsible for technology selection, implementation of the new ESMR wireless system, and establishment of the operation including hiring and management of senior staff. Mr. Cuza also serves as Chairperson of the Telecommunications Task Force of the American Chamber of Commerce, Sao Paulo, Brazil and has chaired two major Brazil-USA Forums on Brazilian Regulatory Agency (ANATEL)) and Privatization. He is a Director of the American Chamber of Commerce of Brazil. Mr. Cuza holds a M.Sc. Degree in Telecommunications Resume Management from
Golden Gate University and a B.Sc. in biochemistry from the University of Maryland. He has attended numerous advanced executive courses, and has spoken on issues related to telecommunications and integrated services at numerous conferences and congresses in the US, Latin America and Europe. Mr. Cuza is fluent in English, Spanish and Portuguese.

                             EXECUTIVE COMPENSATION

         The following table contains summary information for the fiscal year ended September 30, 1999 regarding the compensation earned by our chief executive officer and each of our officers whose salary plus bonus exceeded
$100,000 for the fiscal year ended September 30, 1999. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.


                           Summary Compensation Table


                                                          Long Term
                                                         Compensation
                                                           Awards
                                                          Securities
                                                          Underlying
Name and Principal Position     Salary      Bonus         Options/SAR
---------------------------     ------      -----         -----------
Douglas P. Haffer,
Chairman CEO and President     $240,000    $24,000         800,000
Wayne Caldwell,
Vice President and Director     $48,000      $0            800,000
Dana Miller, Vice President     $40,000      $0            800,000
Ken Olson,
Secretary and Director*        $120,000      $0            800,000
Ramsey Sweis, Director            $0         $0               $0
Robert Klein, Director            $0         $0               $0
Luis Cuza, Director               $0         $0               $0

* Ken Olson is no longer employed by our company.



Stock Plan and Stock Options

         We have 3,200,000 shares of common stock that have been reserved for issuance under our Stock Incentive Plan. Our Stock Incentive Plan was never approved by our shareholders; therefore, we are treating all Incentive Stock Options that we have issued as Non-statutory Stock Options in accordance with provisions of the Internal Revenue Code of 1986, as amended.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to the Company regarding the  beneficial  ownership of the Company's  Common Stock  immediately prior to this Offering,  and as adjusted to reflect the sale of the shares being offered,  for (i) each director and executive officer of the Company,  (ii) each shareholder  known  by  the  Company  to  own  beneficially  5% or  more  of the outstanding shares of its Common Stock and (iii) all directors and officers as a group.  The Company  believes  that the  beneficial  owners of the Common  Stock listed below,  based on information  furnished by them, have sole investment and voting power with respect to their  shares,  subject to community  property laws where applicable.
        Directors,                      Shares          Percentage of Common Shares Outstanding:
        Executive Officers              Beneficially    Before Offering         Maximum Sold
        and 5% Shareholders:            Owned           (71,183,943 shares)     (75,504,930 shares)
        --------------------            -----           -------------------     -------------------
World Wide Wireless, Inc.            16,120,679*             22.6%                   21.3%

TSI Technologies, Inc.                6,042,020               8.4%                    8.0%

Douglas P. Haffer                     5,231,034               7.3%                    6.9%

Albert C. Kutcher &
Frances E. Kutcher JT Ten             3,955,000               5.6%                    5.2%

Behroos Sarafras                      2,007,500               2.8%                    2.6%

Principal shareholders               39,602,494              55.6%                   52.4%
as a group


                       CERTAIN RELATED PARTY TRANSACTIONS

         As of September 1999, there have been no transactions (other than employment agreements and stock option plans) to which we were a party involving $10,000 or more and in which any director, executive officer or holder of more than five percent of our capital stock had a material interest.

                          DESCRIPTION OF COMMON STOCK

         The Company has authorized 100,000,000 shares of Common Stock, $.001 par value. Immediately prior to this Offering, there were 71,183,943 shares of Common Stock outstanding. Owners of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders, except that, upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. The owners of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the Common Stock shareholders are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Common Stock shareholders, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by this Offering Circular, when issued for the consideration set forth in this Offering Circular, will be fully paid and non-assessable.

         We have 3,200,000 shares of common stock that have been reserved for issuance under our Stock Incentive Plan. Our Stock Incentive Plan was never approved by our shareholders; therefore, we are treating all Incentive Stock Options that we have issued as Non-statutory Stock Options in accordance with provisions of the Internal Revenue Code of 1986, as amended.

         Common stock is the only class of stock issued and outstanding. Our Articles of Incorporation authorize us to issue no shares of preferred stock. No shares of preferred stock have been issued.

                              PLAN OF DISTRIBUTION


Type of security  . . . . . . . . . . . . .      Common stock

Common stock registered by company  . . . .      We are  registering and selling
                                                 4,000,000   shares   of  common
                                                 stock on behalf of our company.
                                                 We will also  register  another
                                                 4,362,000   shares   of  common
                                                 stock for existing shareholders
                                                 with  "piggy-back"  rights.  We
                                                 will  not  sell  the  4,362,000
                                                 shares  owned  by the  existing
                                                 shareholders  with piggy-backed
                                                 rights.

Common stock outstanding before
this offering . . . . . . . . . . . . . . .      71,183,943 shares

Common stock offered for sale
by our company in this offering . . . . . .      4,000,000 shares

Common stock to be outstanding after
this offering . . . . . . . . . . . . . . .      75,183,943 shares

Use of proceeds  . . . . . . . . . . . . . .     For   expansion  of  our  sales
                                                 force,       marketing      and
                                                 distribution        activities,
                                                 expansion  of both our domestic
                                                 and   international    business
                                                 operations,    for    acquiring
                                                 spectrum,   and   for   general
                                                 corporate purposes. See "Use of
                                                 Proceeds" for more information.

         Our common stock is being offered on a "best efforts" basis. There is no minimum number of shares that must be sold. There can be no assurance that all of the shares offered will be sold. Accordingly, investors will bear the risk that we will accept subscriptions for less than 4,000,000 share and then be unable to successfully complete all of the anticipated uses of the proceeds of this offering as expected. If fewer than 4,000,000 shares are sold, our business, financial condition, and results of operations could be adversely affected. No officer, director, or employee has agreed to loan us funds in the event we sell less than 4,000,000 shares.

         Funds from this offering will not be placed in an escrow or trust account and will be available for use as the funds are received. The minimum investment per shareholder is $1,620 (1,000 shares). There is no maximum investment per shareholder.

         The shares will initially be sold through our executive officers who will not receive commissions and who will be registered as sales representative where required. We currently do not have a broker-dealer involved with the sale of our shares; however, we anticipate obtaining a broker-dealer to sell our shares on a best efforts basis. We anticipate paying a broker-dealer a commission of 12%. This offering will begin as of the effective date of this prospectus and continue for twelve (24) months or such earlier date as we may terminate the offering. If this offering terminates, all subscription payments that we have not accepted will be promptly returned.

                                 LEGAL MATTERS

         The Company currently had engaged two law firms to provide legal services to the Company. The principal firm, providing the company general legal counsel as well as securities advice and litigation assistance, is the San Francisco-based firm of Evers & Hendrickson. In addition, the Company engages the services of both the San Diego and Los Angeles offices of Luce Forward Hamilton & Scripps for Southern California based litigation and other matters.


                                    EXPERTS

         The summary financial data for the years ended September 30, 1998 and 1999 have been derived from the Financial Statements and Notes to Financial Statements, audited by Reuben E. Price & Co., San Francisco, independent auditors


                             ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and Exchange Commission, Office of Small Business Policy, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the shares offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. In addition the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other documents filed electronically with the Commission, including the Registration Statement. The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                             REUBEN E. PRICE & CO.

REUBEN E. PRICE, C.P.A.   PUBLIC ACCOUNTANCY CORPORATION       MEMBERS
    (1904-1986)                   FOUNDED 1942             AMERICAN INSTITUTE OF

RICHARD A. PRICE                                    CERTIFIED PUBLIC ACCOUNTANTS

                                703 MARKET STREET
                             SAN FRANCISCO, CA 94103     SECURITIES AND EXCHANGE
                                                     COMMISSION PRACTICE SECTION

                                 (415) 982-3556     OF THE AMERICAN INSTITUTE OF
                               FAX (415) 957-1178   CERTIFIED PUBLIC ACCOUNTANTS

                                                          CALIFORNA SOCIETY OF
                                                    CERTIFIED PUBLIC ACCOUNTANTS





                                                    INDEPENDENT AUDITORS' REPORT

Board of Directors
World Wide Wireless Communications, Inc.

We have audited the accompanying balance sheet of World Wide Wireless Communications Inc. (A Development Stage Company), as of September 30, 1999, and the related statements of operations, statements of cash flows, and statements of stockholders' equity for the years September 30, 1999 and 1998, and from inception on September 1, 1994 through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Wide Wireless Communications, Inc. as of September 30, 1999, and the results of its operations, cash flows, and stockholders' equity for the years September 30, 1999 and 1998, and from inception on September 1, 1994 through September 30, 1999 in conformity with generally accepted accounting principles.

As discussed in Note 2, the Company has been in the development stage since its inception on September 1, 1994. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations, the outcome of which cannot be determined at this time.






Reuben E. Price & Co.
January 24, 2000

                    WORLD WIDE WIRELESS COMMUNICATIONS, INC
                                 BALANCE SHEET


                                     Assets
                                     ------
                                                              September 30, 1999
                                                              ------------------
Current Assets:
     Cash and cash equivalents                                      $   275,082
     Account receivable                                                  62,740
                                                                    -----------

        Total Current Assets                                            337,822
                                                                    ===========

Fixed Assets:
     Furniture, fixtures and equipment                                   74,906
     Leasehold improvements                                             261,478
     Accumulated depreciation                                           (13,506)
                                                                    -----------

        Total Fixed Assets                                              322,878
                                                                    ===========

Other Assets:
     Prepaid lease expense                                              500,000
     Other                                                               20,077
                                                                    -----------

        Total Other Assets                                              520,077
                                                                    ===========

        Total Assets                                                $ 1,180,777
                                                                    ===========

                      Liabilities and Stockholders' Equity

Current Liabilities:
     Accrued expenses                                               $   491,468
                                                                    -----------

        Total Current Liabilities                                       491,468
                                                                    -----------
Long-Term Liabilities:
     Convertible debenture                                              328,000
                                                                    -----------

        Total Long-Term Liabilities                                     328,000
                                                                    -----------
               Total Liabilities                                        819,468
                                                                    ===========

Commitments and Contigencies                                               --

Stockholders' Equity:
     Common stock, par value $ .001 per share,
     100,000,000 shares authorized,
     71,183,943 issued and
     outstanding at September 30, 1999                                   71,184

     Additional paid-in capital                                       6,185,657
     Deficit accumulated during development stage                    (5,895,532)
                                                                    -----------

        Total Stockholders' Equity                                      361,309
                                                                    -----------

               Total Liabilities  and Stockholders' Equity          $ 1,180,777
                                                                    ===========

                    WORLD WIDE WIRELESS COMMUNICATIONS, INC
                                INCOME STATEMENT

                                                                  Cumulative
                                                                     from
                                                                 Inception on
                              For the Year      For the Year   September 1, 1994
                                 Ended             Ended            through
                              September 30,     September 30,    September 30,
                                 1999               1998             1999
                                 ------------     ------------     ------------
                                                                     1999

Revenues                         $     --         $    --          $    --
                                 ------------     ------------     ------------
General & Administrative
     Expenses                      (2,305,118)        (312,361)      (5,902,233)
                                 ------------     ------------     ------------
Total Operating Expenses           (2,305,118)        (312,361)      (5,902,233)
                                 ------------     ------------     ------------
Operating Loss                     (2,305,118)        (312,361)      (5,902,233)
Other Income                                0            6,701            6,701
                                 ------------     ------------     ------------
Net Loss                         $ (2,305,118)    $   (305,660)    $ (5,895,532)
                                 ============     ============     ============
Basic Loss Per Share             $      (0.04)    $      (0.01)
                                 ============     ============
Basic Weighted Average
     Shares Outstanding            56,113,645       39,330,520
                                 ============     ============
Diluted Loss Per Share           $      (0.04)    $      (0.01)
                                 ============     ============
Diluted Weighted
     Average Shares
     Outstanding                   56,411,173       39,330,520
                                 ============     ============


                    WORLD WIDE WIRELESS COMMUNICATIONS, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                   Common Stock (1)              Deficit
                                       ------------------------------------     Accumulated
                                                                  Additional      during
                                                                    Paid-in     Development      Total
                                         Shares        Amount       Capital        Stage         Equity
                                      ----------   -----------   -----------   -----------    -----------
Inception, September 1, 1994                --     $      --     $      --     $      --       $   --

Common stock issued for cash           5,469,564         5,470       407,754          --          413,224
Net loss for the fiscal year
     ended September 30, 1995               --            --            --        (461,341)      (461,341)
                                      ----------   -----------   -----------   -----------    -----------
Balance September 30, 1995             5,469,564         5,470       407,754      (461,341)       (48,117)
Common stock issued for cash          12,386,954        12,387       924,822          --          937,209
Net loss for the fiscal year
     ended September 30, 1996               --            --            --      (1,136,503)    (1,136,503)
                                      ----------   -----------   -----------   -----------    -----------
Balance September 30, 1996            17,856,518        17,857     1,332,576    (1,597,844)      (247,411)
Common stock issued for cash          19,143,475        19,143     1,429,270          --        1,448,413
Net loss for the fiscal year
     ended September 30, 1997               --            --            --      (1,686,910)    (1,686,910)
                                      ----------   -----------   -----------   -----------    -----------
Balance September 30, 1997            36,999,993        37,000     2,761,846    (3,284,754)      (485,908)
Issuance of common stock
     in reorganization                 8,024,000         8,024        13,427          --           21,451
Common stock issued in private
     placement net of
     $40,714 funding costs:
     at $ .0695 per share              1,500,000         1,500       102,786          --          104,286
     at $ .2500 per share                600,000           600       149,400          --          150,000
Common stock issued for services         218,000           218        30,182          --           30,400
Net loss for the fiscal year
     ended September 30, 1997               --            --            --        (305,660)      (305,660)
                                      ----------   -----------   -----------   -----------    -----------
Balance September 30, 1998            47,341,993        47,342     3,057,641    (3,590,414)      (485,431)
Common stock issued in private
     placement net of
     $78,212 funding costs:
     at $ .0500 per share              4,395,000         4,395       215,355          --          219,750
     at $ .0750 per share              1,618,000         1,618       119,732          --          121,350
     at $ .1000 per share              4,683,000         4,683       463,617          --          468,300
     at $ .1200 per share              4,512,000         4,512       536,928          --          541,440
     at $ .1300 per share              1,805,650         1,806       234,186          --          235,992
     at $ .3000 per share                350,000           350       104,650          --          105,000
     at $ .4350 per share              1,940,300         1,940       842,089          --          844,030
Common stock issued for services       4,538,000         4,538       611,458          --          615,996
Net loss for the fiscal year ended
  September 30, 1999                        --            --            --      (2,305,118)    (2,305,118)
                                      ----------   -----------   -----------   -----------    -----------
Balance, September 30, 1999           71,183,943   $    71,184   $ 6,185,657   $(5,895,532)   $   361,309
                                      ==========   ===========   ===========   ===========    ===========

(1) The common stock information has been retroactively restated to give effect to the reorganization of May 7, 1998 (See Note 3 to the financial statements).


                    WORLD WIDE WIRELESS COMMUNICATIONS, INC.
                              CASH FLOW STATEMENT
                                                                           Cumulative
                                                                              from
                                            For the Year   For the Year   Inception on
                                                Ended          Ended    September 1, 1994
                                            September 30,  September 30,     through
                                                1999           1998     September 30, 1999
                                            -----------    -----------    -----------
CASH FLOWS FROM OPERATIONS
Net Loss                                    $(2,305,118)   $  (305,660)   $(5,895,532)
Adjustments to reconcile
  net loss from operations
  to net cash used by
  operating activities:
     Common stock issued for services           615,996         30,400        646,396
     Depreciation and amortization
          expense                                13,506           --           13,506
Changes in operating assets
  and liabilities:
     (Increase) in account receivable           (62,740)          --          (62,740)
     (Increase) in prepaid lease expense       (500,000)             0       (500,000)
     (Increase) in other assets                 (20,077)             0        (20,077)
     Increase  in accrued expenses                4,321          1,194        491,468
                                            -----------    -----------    -----------
     Net Cash (Used) by Operating
          Activities                         (2,254,112)      (274,066)    (5,326,979)
                                            -----------    -----------    -----------
                                                      0              0              0
                                            -----------    -----------    -----------
(Increase) in fixed assets                     (336,384)             0       (336,384)
Proceeds from convertible debenture             328,000              0        328,000
Proceeds from issuance of common stock        2,535,862        275,737      5,610,445
                                            -----------    -----------    -----------
Net Cash Provided by Financing Activities     2,527,478        275,737      5,602,061
                                            -----------    -----------    -----------

CASH EQUIVALENTS                                273,366          1,671        275,082

AT BEGINNING OF PERIOD                            1,716             45              0
                                            -----------    -----------    -----------

AT END OF PERIOD                            $   275,082    $     1,716    $   275,082
                                            ===========    ===========    ===========

FLOW INFORMATION
     Interest paid                          $      --      $      --      $      --
     Income taxes paid                      $      --      $      --      $      --

         NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization

The financial statements presented are those of World Wide Wireless Communications, Inc., (the Company) (a development stage company). The Company is engaged in activities related to advanced wireless communications, including the acquisition of radio-frequency spectrum both in the United States and internationally. The Company also plans to license its Virtual Division Multilpe Access "VDMA" chipset technology.

         Basic and Diluted Net Loss Per Share

The calculation of basic and diluted net loss per share is in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share".

         Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

   Comprehensive Income, Statement of Financial Accounting Standards No. 130
   -------------------------------------------------------------------------

The Company has no material components of other comprehensive income.

         Income Taxes

                  The Company accounts for income taxes using Statement of Financial Accounting Standards No.109, "Accounting for Income Taxes". Under this statement, the liability method is used in accounting for income taxes.

         Fixed Assets

                  Furniture, fixtures and equipment are depreciated over their useful lives of 5 to 10 years, using the straight-line method of depreciation. Leasehold improvements are amortized over a 5-year period that coincides with the initial period of the lease, using the straight-line method of amortization.

         Long-Lived Assets

                  The Company will review its long-lived assets on an annual basis to determine any impairment in accordance with Statement of Financial Accounting Standards No. 121.

            Estimates
            ---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Research and Development Expenses
         ---------------------------------

Research and development costs are expensed as incurred.

Fair Value of Financial Instruments
-----------------------------------

For cash and cash equivalents, the account receivable, accrued expenses, and the convertible debenture, the carrying amounts in the Balance Sheet represent their fair market value.


NOTE 2 - DEVELOPMENT STAGE / GOING CONCERN

The Company has been in the development stage since its formation on September 1, 1994. It is primarily engaged in activities related to advanced wireless communications, including the acquisition of radio-frequency spectrum both in the United States and internationally. The Company also plans to license its Virtual Division Multilpe Access "VDMA" chipset technology.

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has experienced losses since inception, and had an accumulated deficit of $5,550,019 at September 30, 1999. Net losses are expected for the foreseeable future. Management plans to continue the implementation of its business plan to place the company's assets in service to generate related revenue. Simultaneously, the Company is continuing to secure the additional required capital through sales of common stock through the current operating cycle.


NOTE 3 - REORGANIZATION

On May 7, 1998, the Company entered into a reverse merger transaction, whereby it acquired the control of a public shell. The reorganization resulted in the issuance of 36,999,993 shares of common stock, representing 82.2% of the total shares outstanding. The value of $21,451 assigned to the 8,024,000 shares, or 17.8% retained by the public shell shareholders, represents the net assets acquired from the public shell. The reorganization was accounted for as a reverse merger under the purchase method.


NOTE 4 - COMMITMENTS AND CONTIGENCIES

         Litigation
         ----------

On April 12, 1999, the Company, under terms of a Settlement and General Release, issued 825,000 shares of common stock to a former director and a former employee for compensation, approximating $81,000.

On May 25, 1999, the Company, under terms of a Compromise and Settlement Agreement, issued 750,000 shares of common stock to cover approximately $310,000 of various outstanding obligations of the Company to Corporate Solutions, LLC for services rendered.

The Company anticipates filing a lawsuit against Phoenix Diversified and its successors in interest, for approximately $115,000 for breach of oral contract, breach of written contract and quantum meruit in connection with the use of the Company's high-speed wireless operation in Concord, California.

Management believes it will prevail in this action. Because of the uncertainty of the amount, which may result from this action, management has recorded a reserve against this receivable.

In November 1998, the Company and its predecessor affiliates filed an action against the lessor of its leases for the Concord and San Marcos, California multipoint distribution service (MDS) channels. The complaint alleged breach of contract as well as intentional and negligent interference with prospective economic advantage. They also sought a preliminary injunction as a result of the lessor's assertion that the predecessor companies and the Company were in default on said leases. The Superior Court of California for the County of Los Angeles issued a preliminary injunction against the lessor to restrain it from taking any further action against the Company and its predecessors. Thereafter, the lessor cross-complained against the Company and its predecessors alleging breach of contract. The preliminary injunction of the Company against the lessor remained in effect until December 9, 1999, when a settlement agreement was signed.


NOTE 4 - COMMITMENTS AND CONTIGENCIES (CONTINUED)

         Litigation (Continued)
         ----------------------

The settlement provided for the Company to pay $27,375 to the lessor, which related to lease obligations. This amount is reflected as an expense in the financial statements of September 30, 1999. The Company further agreed to sign a consulting agreement with the lessor, whereby the Company will issue the equivalent of $20,000 of its restricted common stock, the value of which is to be computed at 80% of the market value of the Company's unrestricted shares. Additionally, under this consulting agreement, the Company agreed to execute a promissory note in favor of the lessor in the amount of $40,000, payable at $1,000 per month, commencing December 1, 1999, with a final payment of $28,000 on December 1, 2000.

On August 26, 1999, the Company filed suit against Credit Bancorp, in U.S. District Court in San Francisco, regarding improprieties on the part of Credit Bancorp relating to a loan granted to the Company by Credit Bancorp. The case was settled on October 11, 1999. As part of the settlement agreement, Credit
Bancorp agreed to convert the original loan granted to the Company to a convertible debenture in the amount of $740,000. In November 1999, the Securities and Exchange Commission (SEC) filed suit against Credit Bancorp alleging violations of various securities laws in connection with its actions in relation to the Company (and others), and seeking various forms of relief including disgorgement of its illegal gains. At this time, management believes that if the suit is successful, certain benefits may accrue to the Company, including the cancellation of the $740,000 convertible debenture. Because of the uncertainty of the results of this legal action, management has decided not to record any reduction of this liability.

In January 2000, a group of investors filed suit against the Company relating to alleged delays in the filing of certain financial information. Management believes that the suit is without merit and should have no material impact on the financial statements.

         Operating Leases
         ----------------

The Company's office space at One Post Street, San Francisco, was leased on a month to month basis. The Company vacated these offices on August 31, 1999. The actual rent paid, for the fiscal year ended September 30, 1999, was $22,341.

        ----------------------------

In April 1999, the Company entered into a 5-year lease for approximately 6,000 square feet of office space in Jack London Square, Oakland, California. The lease commenced on June 5, 1999. The triple net rental agreement is for $10,038 per month during the first year. The lease provides for an annual increase based on the indexed cost of living adjustments. Additionally, the lease provides for the landlord's participation in partial reimbursement over the terms of the lease to the Company for leasehold improvements paid by the Company. The Company commenced its occupation of this space on September 1, 1999. The minimum annual rent is $120,456 for the fiscal years ended September 30, 2000, 2001, 2002 and 2003; and $81,642 for the period October 1, 2003 to June 4, 2004.

The Company leases (under assignment) all of the channel capacity for certain multipoint distribution service (MDS) and multi-channel multipoint distribution service (MMDS) channels from three carriers that are licensed by the FCC as specified in 47 C.F.R. Paragraph 21.901(b). These MDS/MMDS leases provide for a monthly lease fee of 2% of gross subscriber revenue or a minimum monthly rental aggregating approximately $1,150. The minimum aggregate annual rent is $13,800 for 1999, $67,160 for 2000, and $9,500 for 2001, adjusted annually by changes in the Consumer Price Index. Each of the leases contain three ten-year renewal options, and an option to purchase each license for $225,000, adjusted upon changes in the Consumer Price Index since lease inception.

In conjunction with the MDS/MMDS licenses, the Company has acquired (under assignment) transmission sites in the geographical areas covered by the licenses. These site leases have varying terms and conditions, and at September 30, 1999, the minimum annual rental is $42,000 per fiscal year ended September 30, 2000 through 2004.


NOTE 5- STOCKHOLDERS EQUITY

During the fiscal year ended September 30, 1999, the Company sold 19,303,950 shares of its common stock for net cash proceeds of $2,535,862 and issued 4,538,000 shares of its common stock for services at an aggregate value of $615,996. Stock issued for services was at the market price for the shares at the time of issuance.

NOTE 6- PREPAID LEASE EXPENSE

On November 25, 1998, the Company entered into an option agreement with Shekinah Network to pay $500,000 to lease eight Instructional Television Fixed Service
(ITFS) channels for the Company's high-speed wireless internet connections, as authorized by the Federal Communication Commission (FCC). This agreement also provides the Company an exclusive option to lease excess capacity on Shekinah's remaining thirty-two ITFS channels, as they become available. The monthly minimum transmission fee to be paid to Shekinah for each license or application optioned, will be five percent (5%) of the gross system receipts or five hundred dollars, whichever is greater. Amortization of the licenses will begin when the available channels are placed in service. ITFS licenses can only be owned by FCC approved educational, religious or non-profit entities. In the event FCC rules and regulations change to allow commercial companies to own these licenses or the Company establishes an educational, religious or non-profit affiliate, the agreement also provides the Company an option to pay Shekinah $150,000 per-market or channel group on an individual basis or

$3,500,000 for all forty channels. The option period extends for ten years, with three additional ten-year term renewals.

NOTE 7- INCOME TAXES

As of September 30, 1999, the Company had net operating loss carryforwards of $2,664,434 that may be offset against future taxable income through 2019. The tax benefit of the net loss carryforwards is offset by a valuation allowance of the same amount due to the uncertainty that the carryforwards will not be used before they expire.

The approximate tax benefit of $905,900 results in a deferred asset for which a reserve has been established in the same amount due to the uncertainty of the use of this loss carryforward in the future by the Company.

NOTE 8 - ACCRUED EXPENSES

Accrued expenses consist of the following:
     Professional fees                               $191,601
     Payroll and related payroll taxes               $104,986
     Leasehold Improvements                          $ 55,288
     Other                                           $139,593
                                                     --------
     Total                                           $491,468
                                                     ========


NOTE 9 - C0NVERTIBLE DEBENTURE

The Company borrowed from Credit Bancorp $328,000 in August 1999 and $412,000 in October 1999. On October 11, 1999, the Company issued a convertible unsecured debenture for $740,000 to Credit Bancorp in settlement of this obligation. The terms of this convertible unsecured debenture are 7% interest per annum payable, semiannually on the last day of February and September, with the principal due September 30, 2002. All amounts of unpaid principal and accrued interest of this debenture are convertible at any time at the conversion price of $1.60 per share of unregistered, restricted shares of the Company's stock, adjusted for any stock splits.

NOTE 10 - STOCK OPTION PLANS

        Nonstatutory Stock Options:
        ---------------------------

The Company has issued stock options under nonstatutory stock option agreements. The options are granted at the fair market value of the shares at the date the option is granted. The options are granted for a period of 5 years, and are fully exercisable during the term of the option period or within thirty (30) days of the participant's resignation or termination.

The following table represents the number and weighted-average of the options:

                                                Number of       Weighted
                                                Options         Average

Outstanding at the beginning of the year           0               0

Activity during the year:
     Granted                                    3,200,000       297,528
     Exercised                                     0
     Forfeited                                     0
     Expired                                       0

Outstanding at the end of the year              3,200,000       297,528

Exercisable                                     3,200,000       297,528


Incentive Stock Plan
--------------------

The Company adopted an incentive stock plan on August 5, 1998, which has not yet been approved by the shareholders. The options are granted at the fair market value of the shares at the date that the option is granted. The options are granted for a period of 10 years, and are exercisable after one year from the date of grant, at a vested rate of 20% per year during the term of the option period or within thirty (30) days of the participant's resignation or termination. The Company has limited the number of shares under this plan to 3,000,000 shares of its capital stock for this plan. The number of shares of stock covered by each outstanding option, and the exercise price per share thereof set forth in each such option, shall be proportionately adjusted for any stock split, and or, stock dividend. As of September 30, 1999, the Company did not issue any options under this plan; however, subsequent to the date of this financial statement, options, for 800,000 shares of common stock, were granted under the incentive stock plan to an employee within his employment agreement.


NOTE 11 - SUBSEQUENT EVENTS

         Affiliations in new locations
         -----------------------------

         Argentina
         ---------

On November 30, 1999 the Company entered into an agreement to acquire a controlling interest in Infotel Argentina S.A., a Buenos Aires based company which owns MMDS licenses in eight of the largest Argentine cities including Buenos Aires. The purchase price was $1,500,000, of which $900,000 was paid in cash and $600,000 was paid in restricted stock of the Company,

        Brazil
        ------

On January 20, 2000, the Company entered into an agreement to acquire 100% of the stock of Comunicacoes 100Fio Ltda., a Brazilian telecommunications company based in Sao Paulo which owns national licenses to operate Specialized Circuit and Network Services in Brazil, and is in the process of acquiring specific frequencies. The Company agreed to pay the sellers 150,000 shares of the Company's stock and $150,000 cash within 60 days after acquisition of the first frequency license, and certain other performance-based amounts within the first year of acquisition.


        Affiliations in new locations (continued)
        -----------------------------------------

Other
-----

In November 1999, the Company applied for certain wireless licenses in the Czech Republic through a wholly owned subsidiary, Trigon Finance, s.r.o.. The applications are still pending.

The  Company  is  applying  for  certain  wireless  licenses  in  Germany.   The
applications are still pending.

The Company has recently acquired wireless licenses throughout Ghana.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our By-laws provides that it may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. In any event, the Registrant shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the Registrant would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows, assuming the Maximum offering amount is sold:

Securities and Exchange Commission filing fee                   $ 4,000
Accountant's fees and expenses                                  $10,000
Legal fees and expenses                                         $10,000
Printing                                                        $ 1,000
                                                                -------
Total                                                           $25,000

The Registrant will bear all expenses shown above.

Item 26.  RECENT SALES OF UNREGISTERED SECURITIES

During fiscal 1999, the Company issued and agreed to issue options exercisable to purchase an aggregate 3.2 million shares of Common Stock of which none were exercised. The Company also issued shares totaling 19,303,950 in exchange for $2,535,862 and 4,538,000 shares for services valued at $615,996.


Item 27.        EXHIBITS

ITEM (601)                   DOCUMENT                        PAGE
----------                   --------                        ----

3.1               Articles of Incorporation,

3.2               Amendment to Articles of Incorporation filed (if applicable)

3.3               By-laws

4.2               Share Specimen (if available)

10.1              Lease of registrant's facilities

99.1              Share Purchase Agreement (as revised)


Item 28.  UNDERTAKINGS

a)       The Registrant hereby undertakes that it will:

         1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii)     Reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the bona fide offering.

         3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

e) Insofar as indemnification for liabilities arising under the securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe the registrant meets all of the requirements of filing on Form SB-2 and authorized this registration statement (pre-effective amendment no. 1) to be signed on its behalf by the undersigned in the on January 24, 2000.

                                    World Wide Wireless Communications, Inc.

By:________________________         By:_________________________________
        Wayne Caldwell                    Douglas P. Haffer
        Vice President                    President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement (pre-effective amendment no. 1) has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                     Date

_______________________     President & CEO & Chairman        January ___, 2000
Douglas P. Haffer

_______________________     Vice President and Director       January ___, 2000
Wayne Caldwell

_______________________     Vice President and Director       January ___, 2000
Dana Miller